Exhibit 99.1

Longs Drug Stores Announces

Changes to Its Lease-Related Accounting

WALNUT CREEK, CA (April 11, 2005) – Longs Drug Stores Corporation (NYSE:LDG) today announced that it has completed the review of its lease-related accounting announced on March 2. As a result, the Company has changed its accounting for rent holidays. The changes have not resulted in an adjustment to previously announced net income for Fiscal 2005 or a restatement of annual or quarterly financial results previously filed with the Securities and Exchange Commission (SEC).

Longs had originally announced that it was reviewing its lease-related accounting on March 2 when the Company released its Fourth Quarter and Fiscal Year 2005 Net Income. At that time, the Company estimated that potential adjustments due to changes to its lease-related accounting could reduce net income on a pre-tax basis for Fiscal Year 2005 and prior fiscal years by an aggregate amount of up to $15 million, the majority of which related to periods prior to Fiscal Year 2003.

After completion of its review, the Company concluded that the additional rent recorded in rent holidays during the initial construction period must be capitalized and included in buildings and leasehold improvements in accordance with its pre-existing policy. Therefore, changing its accounting for rent holidays has resulted in an increase of $5.4 million in property and in other long-term liabilities on Longs’ balance sheet as of January 27, 2005. These changes will be reflected in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2005, to be filed with the SEC later today.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.